Exhibit 99.1

Press Contact:	Investor Relations Contact:
Kristin Carvell	Laura Graves
Cisco	Cisco
+1 (408) 424-0206	+1 (408) 526-6521
kcarvell@cisco.com	lagraves@cisco.com

Cisco Announces First Ever Cash Dividend

SAN JOSE, Calif. – March 18, 2011 - Cisco (NASDAQ: CSCO) today announced that on March 17, 2011, its Board of Directors approved the initiation of quarterly cash dividends to its shareholders. This is the first cash dividend paid to shareholders in the company’s history.

A quarterly dividend of $0.06 per common share will be paid on April 20, 2011, to all shareholders of record as of the close of business on March 31, 2011. Future dividends will be subject to Board approval.

“As the role of the network expands across the IT sector, Cisco’s leadership position in the markets we serve is strong, and the time is right for Cisco to pay our first-ever cash dividend,” said Frank Calderoni, Executive Vice President & Chief Financial Officer, Cisco. “This dividend compliments our leading position, and is an important part of our commitment to bring value to shareholders.”

About Cisco Systems

Cisco (NASDAQ: CSCO) is the worldwide leader in networking that transforms how people connect, communicate and collaborate. Information about Cisco can be found at http://www.cisco.com. For ongoing news, please go to http://newsroom.cisco.com

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